MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MID-AMERICA APARTMENT COMMUNITIES, INC.
ANNOUNCES ACQUISITION

Memphis, TN, August 18, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has completed the acquisition of the Hue, an upscale 208-unit apartment community located in the Raleigh, North Carolina MSA.

The Hue is a new, high-end, mid-rise multifamily and retail development located in central downtown Raleigh, North Carolina, and was completed in the third quarter of 2009.  The up-scale development consists of seven stories of residential units atop one story of street-level retail space which is not part of the acquisition.  Amenities include nine to twelve foot ceilings, gourmet kitchens with stainless appliances, granite countertops and hardwood flooring in the living areas.  The property features a pool, state-of-the-art fitness center, controlled access entry and covered parking and modern lounge with concierge desk.

The property is positioned between Fayetteville Street, the redeveloped Glenwood South and the Capital District.  It is within walking distance to downtown Raleigh’s many areas of employment and attractions.

Commenting on the announcement, Al Campbell, EVP and CFO said, “We are excited to expand our presence in the dynamic and growing Raleigh market.  The Hue boasts a superior downtown location with close proximity to a number of major employers.  Originally developed as condominiums, it is a very high-end addition to the MAA portfolio.”

The acquisition, totaling $33.6 million, was acquired from the construction lender and funded by borrowings under existing credit facilities and common stock issuances through MAA’s at-the-market program.

Phil Brosseau, Jr. with CB Richard Ellis’ Carolina Multi-Housing Group represented the seller.

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 45,006 apartment units throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Avenue, Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated economic and market conditions, and employment opportunities. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.